Exhibit 10.8

SHAREHOLDERS’ JOINT OPERATING AGREEMENT

(REPUBLIC OF KAZAKHSTAN)

-AMONG-

TRANSMERIDIAN EXPLORATION INC.

(hereinafter TME)

-and-

KAZSTROIPROEKT TOO (KSP)

(hereinafter KSP)

Dated and effective as of February 14, 2002, THIS AGREEMENT regulates all business activity of SOJSC Caspi Neft TME (hereinafter “Company”).

ARTICLE 1
DEFINITIONS AND TERMINOLOGY

1.1.         Definitions

In this Agreement:

1.1.1.      “Affiliate” means, when used in relation to any Person,

(A)   any other Person which shall be at that time directly or indirectly in control of, or controlled by, or under common control with, such Person, and for the purposes of this definition:

(B)    a company is directly controlled by another company or individual holding shares carrying, in the aggregate, the majority of votes exercisable at general meetings; and

(C)    a particular company is indirectly controlled by a company or companies (“the parent company or companies”) if a series of companies can be specified, beginning with the parent company or companies and ending with the particular company, so related that each company of the series, except the parent company or companies, is directly controlled by one or more of the companies earlier in the series.

1.1.2.      Competent Body means government executive body of the Republic of Kazakhstan empowered with the rights directly associated with execution and implementation of the Exploration Contract.

1.1.3.      “Agreement” means this Shareholders’ Joint Operating Agreement, including the Annexes to this Agreement.

1.1.4.      “Approval by the Board” or “Approved by the Board” and similar expressions means receiving the affirmative vote of the Directors that.

1.1.5.      “Appraisal Well” means any well whose purpose at the time of commencement of drilling such well is the determination of the extent or the volume of Petroleum reserves contained in an existing Discovery, and “Appraise” and other derivatives shall have corresponding meanings.

1.1.6.      “Board of Directors” means the Board of Directors of the Company duly executed by the Shareholders.

1.1.7.      “Budget” means estimates of investments and expenditures for Joint Operations or Sole Risk Operations for a specified period of time for an item or the entirety of a Work Program, and the term “Budget” shall include, as the context requires, preliminary, proposed or finally adopted versions, as well as any revisions or supplements to a Budget.

1.1.8.      “Cash Surplus” means such of the Company’s cash as may be lawfully available to the Company under the Legal Requirements after making reasonable allowance for the cash requirements provided for under Clause 9.1.1. for the financial needs of the Company for its contractual commitments and for satisfying the requirements of the law.

1.1.9.      “Class A Shares” means the Shares designated as Class A common voting shares in the Company’s Foundation Documents.

1.1.10.    “Class A Shareholder” means a Shareholder owning Class A Shares.

1.1.11.    “Class B Shares” means the Shares designated as Class B common voting shares in the Company’s Constating Documents.

1.1.12.    “Class B Shareholder” means a Shareholder owning Class B Shares.

1.1.13.    “Commercial Discovery” means any discovery of Petroleum field, which is sufficient to entitle the Company to apply for authorization from the Government to commence Development.

1.1.14.    “Completion” means an operation intended to complete a well through the Christmas tree as a producer of Petroleum including, but not limited to, the setting of production casing, perforating, stimulating the well and production testing conducted in such operation, and “Complete” and other derivatives shall be construed accordingly.

1.1.15.    “Consenting Shareholder” means a shareholder whose Director gives Company authority to implement Sole Risk Project.

1.1.16.    “Day” or “Days” means a calendar day or days.

1.1.17.    “Deepening” means an operation whereby a well is drilled to an objective zone below the deepest zone in which the well was previously drilled, or below the deepest zone previously Approved by the Board, whichever is the deeper, and “Deepen” and other derivatives shall be construed accordingly.

1.1.18.    “Development” means the drilling of Development Wells, construction of flow lines, pipelines, separators, storage tanks, and other production or transportation facilities, and all other activities associated with the development and exploitation of a commercial field.

1.1.19.    “Development Plan” means the plan of Development for a commercial field to be presented to the Governmental Authorities in accordance with Legal Requirements and the Exploration Contract.

1.1.20.    “Development Well” means any well drilled for the production of Petroleum pursuant to a Development Plan under the License and the Exploration Contract.

1.1.21.    “Discovery” means the discovery of an accumulation of Petroleum which existence until that moment was unknown.

1.1.22.    “Director” means each natural person who is, from time to time, duly elected or appointed by a member of the Board of Directors.

1.1.23.    “Dollars” and/or the symbol “$” means lawful currency of the U.S.A.

1.1.24.    “Exploration Contract” means the contract under License No.AI 1557 (oil) for the exploration of hydrocarbons of Yuzhny Alibek oilfield entered into between the Company and the Investmnet Agency of the Republic of Kazakhstan.

1.1.25.    “Exploration Well” means any well drilled during the course of exploration work other than an Appraisal Well or Development Well.

1.1.26.    “Eligible Project” means a project described in a Work Program and Budget for: (i) the drilling of an Exploration Well, or (ii) the drilling of an Appraisal Well, or (iii) the Deepening and/or Testing of an Exploration Well, or (iv) the Deepening and/or Testing of an Appraisal Well, or (v) the Deepening and/or Testing of any other well, provided that such activity does not interfere with or jeopardize current or future Joint Operations.

1.1.27.    “Financial Statements” means a balance sheet, statement of net income and cash flow, and a schedule of capital expenditures for the Company prepared annually as of the end of each Year in accordance with Generally Accepted Accounting Principles.

1.1.28.    “Generally Accepted Accounting Principles” means generally accepted accounting principles and standards in the Republic of Kazakhstan consistently applied.

1.1.29.    “Government” means the Government of the Republic of Kazakhstan.

1.1.30.    “Governmental Authority” means any court, administration, government legislature, council, government department, commission, board, bureau, agency, instrumentality, or other governmental authority appropriately empowered.

1.1.31.    “Gross Negligence and/or Wilful Misconduct” means a reckless and wanton or intentional and conscious disregard of a manifest duty arising from any provision of this Agreement by senior management personnel acting within the scope of their authority (including, but not limited to, the managers of drilling, exploration, accounting, engineering and drilling superintendents), but shall not include any error of judgment or mistakes made by such senior management personnel in the exercise, in good faith, of any function, authority or discretion conferred upon the individual in question; provided, however, senior management personnel shall not by reason solely of the gross negligence or wilful misconduct complained of be deemed to be acting outside the scope of their authority.

1.1.32.    “Joint Account” means the account or accounts maintained by the Operator to which charges and credits are made in the course of and in connection with Joint Operations.

1.1.33.    “Joint Operations” means all activities (other than Sole Risk Operations) conducted by the Operator for the purpose of Project implementation, including, but not limited to, Petroleum Exploration, Development, transportation, production and marketing activities under the Exploration Contract.

1.1.34.    “Legal Requirement” means any applicable national, state, local or foreign law ordinance or regulation.

1.1.35.    “License” means License No. AI 1557 dated 29 April 1999 issued to CASPI NEFT TME by the Government of the Republic of Kazakhstan.

1.1.36.    “Net Loss” means any net loss of the Company determined from the Company’s Financial Statements prepared in accordance with Generally Accepted Accounting Principles.

1.1.37.    “Net Profit” means any net profit of the Company determined from the Company’s Financial Statements prepared in accordance with Generally Accepted Accounting Principles.

1.1.38.    “Non-consenting Party” means the Shareholder who waives to approve the Work Program and the Budget proposed for Eligible Project or Sole Risk Development as provided for in Clause 10 of this Agreement.

1.1.39.    “Operator” means the “Operator” duly appointed by the Shareholders, who is Caspi Neft TME on the date of signing of this Agreement.

1.1.40.    “Party” means each Person who is a signatory to this Agreement or otherwise becomes a party to it, and “Parties” means all of the Parties collectively.

1.1.41.    “Percentage Interest” means a Shareholder’s percentage ownership of the total outstanding Shares of the Company.

1.1.42.    “Person” means any individual, corporation, partnership, association, trust, incorporated organization or administration (or any agency or political subdivision thereof), or other entity.

1.1.43.    “Petroleum” means all crude oil, natural gas and associated hydrocarbon substances that are the subject matter of the License and the Exploration Contract.

1.1.44.    “Prime Rate” means, with respect to any Day: (i) the rate of interest announced publicly by The Chase Manhattan Bank, N.A., at New York, New York, U.S.A., as such bank’s prime or base lending rate in effect on such day, or (ii) if such rate is not so announced, the rate of interest published by The Wall Street Journal as the prime or base lending rate of interest of money center commercial banks in the U.S.A. in effect on the business Day next preceding such Day.

1.1.45.    “Project” means the obligation of the Company and joint undertaking of the Parties for the exploration, development, transportation, production and marketing of Petroleum in accordance with the License and the Exploration Contract.

1.1.46.    “Proposing Party” means the Shareholder offering the Eligible Project or Sole Risk Development as provided for in Clause 9 of this Agreement.

1.1.47.    “Proprietary Data” means any and all geophysical, geological, drilling, geochemical, financial and other exploration and production data and other information of any kind (including plans, programs, maps, records, reports and tapes) received by or for the Company.

1.1.48.    “Quorum” means 2 (two) Directors (one from each Shareholder) convened at a duly constituted meeting called in accordance with the provisions of this Agreement to consider business properly brought before it.

1.1.49.    “Share” or “Shares” mean the shares in the capital of the Company currently comprised of Class “A” and Class “B” Shares.

1.1.50.    “Shareholder” means a duly and properly registered holder of any Share or Shares from time to time, and “Shareholders” means TME, KSP as of the date of this Agreement.

1.1.51.    “Sidetracking” means the directional control and intentional deviation of a well so as to change the bottom hole location unless done to straighten the hole or to drill around junk in the hole or to overcome other mechanical difficulties.  “Sidetrack” and other derivatives shall be construed accordingly.

1.1.52.    “Sole Risk Advance” means the advances that are made to the Company by the Shareholders who comprise the Sole Risk Party to fund all Sole Risk Cost; these advances shall be non-interest bearing and nonrecourse.

1.1.53.    “Sole Risk Costs” means all costs incurred by the Company for the account of the Sole Risk Parties for a Sole Risk Operation.

1.1.54.    “Sole Risk Operation” means work to implement an Eligible Project or Sole Risk Development which a Sole Risk Party is having, and the Company performs at its sole cost, risk and expense pursuant to Article 9.

1.1.55.    “Sole Risk Party” means one or more Shareholders participating in a Sole Risk Operation.

1.1.56.    “Sole Risk Payment” means cash payment specifically described in Section 9.

1.1.57.    “Tax” any tax, charge, fee, duty, levy or other assessment imposed by a Governmental Authority, including, without limitation, all income, withholding, collected through deductions, alternative minimum, minimum, gross receipts, environmental, valueadded, capital gain, excise, ad valorem, property real property, sales, assets, production, occupation, use, service, service use, transfer, payroll, franchise, royalty, severance, bonus and similar taxes, charges and assessments (including any interest, penalties or additions to tax attributable to or imposed on or with respect to any such assessment) and all stamp or documentary taxes and fees.

1.1.58.    “Testing” means an operation intended to evaluate the capacity of a zone to produce Petroleum; and “Test” and other derivatives shall be construed accordingly.

1.1.59.    “Program of Works” means a program for Joint Operations and Sole Risk Operations, as applicable, setting out in reasonable detail, work proposed to be carried out, materials to be purchased and facilities to be erected therefor, including but not limited to, justification for the proposed activity estimated costs, location, depth, objective field, Development Plans, economic analysis, and other relevant data, and the term “Work Program” shall include, as the context requires, preliminary, proposed or finally adopted versions, as well as any revisions or supplements to a Work Program.

1.1.60.    “Year” means a calendar year.

1.1.61.    “Legislation” means Constitution of the Republic of Kazakhstan, codes, laws, decrees of the President of the Republic of Kazakhstan including those that have the force of the law, resolutions of the Parliament and the Presideent, other statutory legal acts issued in the Republic of Kazakhstan, as well as international agreements with Kazakhstan Republic as a party.

1.1.62.    “Law on Joint Stock Companies” means the Law on Joint Stock Companies of the Republic of Kazakhstan dated July 10, 1998, #281 with all amendments to it.

1.1.63.    “Oil Field” – South Alibek oil field located in Mugolzhar region, Aktyubinsk oblast, Republic of Kazakhstan.

1.1.64.    “Work Program” - All types of plans, prepared by the Company to implement subsurface works in the Oil Field as well as other types of plans to be approved in the Competent Body according to the legislation of the republic of Kazakhstan.

1.1.65.    “Loan Agreement” – means the Loan Agreement for US$20,000,000 (twenty) million dollars loan from OJSC Bank TuranAlem to SOJSC Caspi Neft TME.

1.1.66.    “Management Chairman” or “President” means the first executive officer of the Company being the head of the executive body or a person replacing him.

1.2.         Terminology

(A)  Titles of articles and clauses are for convenience only, and neither limit nor amplify the provisions of this Agreement.  All references to Articles, Clauses or Exhibits shall refer to the corresponding Article, Clause or Exhibit of this Agreement, unless specific reference is made to an article, clause or exhibit of another document or instrument.

(B)   Any reference to an agreement, certificate, document or instrument is to the same as amended or extended from time to time.

(C)   The division of this Agreement into Articles and Clauses, the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

ARTICLE 2
TERM, PURPOSE AND SCOPE

2.1.         Term

The term of this Agreement shall, to the extent permitted by law, correspond to the duration of the Company.

2.2.         Purpose

Each of the Parties enters into this Agreement to regulate and determine, as provided in this Agreement, certain of their respective rights and obligations inter se the Shareholders, and with the Company, for the purpose of conducting Joint Operations comprising the Project.

2.3.         Disclaimer of Partnership Status

Each Shareholder expressly disclaims any intention to create a partnership.  Except for specific, limited purposes expressly provided for in this Agreement, nothing in this Agreement shall constitute any Party as the agent of any other Party.

2.4.         Authorized Capital

As of the date of this Agreement, the Company’s authorized capital is • Class A Shares and • Class B Shares, of which 19,100 (nineteen thousand one hundred ) Class A Shares.

Shareholder	Percentage Interest	Number of Shares	Class of Shares
TME	50%	9,550	Class “A”

KAZSTROIPROEKT	50%	9,550	Class “A”

ARTICLE 3

MANAGEMENT OF THE COMPANY

3.1.         Management Bodies of the Companies

(A)  Guided by the current legislation of the Republic of Kazakhstan and under this Agreement, Shareholders determine the following structure of Company management:

(B)   The Bodies of the Company are:

3.1.1.      the highest body – General Meeting of Shareholders;

3.1.2.      a management body – Board of Directors;

3.1.3.      an executive body – collective Management;

3.1.4.      a supervisory body – a collective Auditing commission.

3.2.         General Meeting of Company Shareholders

General Meeting of the Company Shareholders shall be carried out in the time and order determined by Legislation of the Republic of Kazakhstan and Charter of the Company.

3.3.         Exclusive Competence of General Meeting of Company Shareholders

(A)   Within exclusive competence of General Meeting Of Company Shareholders are the following matters:

3.3.1.       introduction of changes and additions into the Charter of Company;

3.3.2.       alteration of the Company type;

3.3.3.       reorganization and liquidation of Company on its own accord (with the exceptions determined by the legislation of the Republic of Kazakhstan);

3.3.4.       election of the Board of Directors, determination of number of its members and early termination of authority of its members;

3.3.5.       alteration of the amount of the declared authorized capital stock;

3.3.6.       election of an auditing commission and early termination of its authorities;

3.3.7.       approval of membership of the counting commission, with the exceptions determined by the Law of the Republic of Kazakhstan on Joint Stock Companies;

3.3.8.       approval of the annual finance report and audit report of the Company;

3.3.9.       determination of the form of notification of Shareholders of the Company on the forthcoming General Meeting of Shareholders and publication of such information in print papers;

3.3.10.     splitting up and consolidation of shares;

3.3.11.     approval of the procedure for determination of value of Shares in public buying out according to the Law on Securities Market;

3.3.12.     order of distribution of the net profit of the Company

3.3.13.     approval of the amount of dividends in the year of account;

3.3.14.     taking a desicion on participation of the Company in creation or in business activity of other legal entities by assigning a part or several parts of the assets making up to 25% and more out of all assets belonging to the Company;

3.3.15.     approval of major and other transactions in accordance with the Law of the Republic of Kazakhstan on Joint Stock Companies;

3.3.16.     terms and order for issuance of bonds and other securities of the Company;

3.3.17.     taking a decision on the increase of the Company’s liabilities for the amount making up 25% and more of the amount of ownership capital of the Company;

3.3.18.     approval of the amount of remuneration and/or compensation for the officers of Company including members of the Board of Directors;

3.3.19.     approval of the auditor of Company;

3.3.20.     approval of the Work Program of the Company;

3.3.21.     approval of the Budget of the Company, changes to it and approval of the Development Plan;

3.3.22.     determination of the order of furnishing information to Shareholders on business activities of Company including publication unless such procedure is determined by the Charter of the Company.

(B)  Other issues of the Company activities may also be referred to the exclusive competence of the General Meeting of the Shareholders by the Charter of the Company.

(C)   The issues related to the exclusive competence of the General Meeting of the Shareholders may not be transferred to the Board of Directors of the Company to make decision, except as otherwise provided for in the Law on Joint Stock Companies.

(D)  The General Meeting of the Shareholders has the right to cancel any decision of the Board of Directors of the Company on the issues regarding the internal activity of the Company.

3.4.     Decision-making by the General Meeting of Shareholders

(A)   Decisions on the matters listed in the subsections 3.3.1. – 3.3.3. of this Article 3 are made by qualified majority of the voting Shares of Company (which is 2/3 out of the total number of shares).

(B)   Decisions on other matters within exclusive competence of General Meeting are made by a simple majority of votes from the total number of the voting Shares taking part in voting, unless bigger number specified in the Law on Joint Stock Companies and the Charter of the Company.

(C)   The bigger number of Shareholder’s votes to decide on early termination of authorities of the Board member can not be determined by the Charter.

3.5. Board of Directors of the Company

(A)   Board of Directors is elected by Shareholders in equal number and consists of 4 (four) members. Each Shareholder has the right to appoint 2 (two) his own representatives.

(B)   Members of the Board of Directors elect the Chairman among them. Members of the Board of Directors are replaced by General Meeting of Shareholders.

3.6. Exclusive competence of the Board of Directors

(A)  Within exclusive competence of the Board of Directors are the following matters:

3.6.1. determination of priority in business activities of the Company;

3.6.2.       making a decision on calling of annual and extraordinary General Meetings of Shareholders of the Company with the exceptions determined by Law;

3.6.3.       formation of a counting commission for postal voting without conducting General Meeting;

3.6.4.       approval of the agenda of General Meeting of Shareholders;

3.6.5.       determination of the date for making a list of Shareholders entitled to take part in General Meeting and other matters relating to preparation and conducting of General Meeting;

3.6.6.       submission of the matters to be considered by General Meeting as provided for in the Law on Joint Stock Companies;

3.6.7.       making a decision on the decrease of the issued (paid) capital of the Company and buying out of the issued Shares of the Company, bonds and other securities as provided for in the Law on Joint Stock Companies and legislation of the Republic of Kazakhstan;

3.6.8.       election of the executive body of the Company and early termination of its authorities, determination of the amount of remuneration and compensation if these matters are not determined by the Charter of the Company as being within the competence of General Meeting of Shareholders;

3.6.9.       determination of the amount of remuneration for the members of auditing commission (controller) of the Company and determination of the amount of the fee for the auditor;

3.6.10.     making a decision on the amount, sources and order of payment of dividends according to the results of the quarter or half-year;

3.6.11.     determination of the order of utilization of the net profit, funds of the reserved capital and other funds of the Company;

3.6.12.     approval of the internal documents of the Company determining the procedure of business activity of the Company;

3.6.13.     making decisions on establishing of branches and representations of the Company;

3.6.14.     making a decision on taking part in creation and business activity of other entities with the exceptions provided for in the Law on Joint Stock Companies;

3.6.15.     making a decision on conclusion of major transactions in the order established by the Law on Joint Stock Companies;

3.6.16.     approval of the agreement with independent registrar;

3.6.17.     determination of confidential information as a commercial secret of the Company;

3.6.18.     sale, lease or exchange of all or material part of all of the property of the Company;

3.6.19.     the determination of the size and shape of any area required to be surrendered in accordance with the terms and conditions of the License and the Exploration Contract; if no proposal attains the support of such voting, then the proposal supported by a simple majority of Percentage Interests shall be deemed Approved by the Board;

3.6.20.     a surrender of all or any part of the area included within the License and the Exploration Contract where such surrender is not required as a condition of the License and the Exploration Contract;

3.6.21.     consideration of a proposal to extend the term of any phase of the License and the Exploration Contract, a proposal to enter into any new phase of the License and the Exploration Contract and a proposal to extend the term of the License and the Exploration Contract; and consideration of a proposal to plug and abandon any well drilled by the Company and not characterized as a Sole Risk Operation hereunder; provided that if all of the Directors do not agree to the abandonment of such well, those Directors wishing to continue the conduct of activities with respect thereto shall be entitled to require the Company to conduct such further activities pursuant to Article 9 hereof.

3.6.22.     approval of the tender committee of the Company;

3.6.23.     approval of Commitees’members, determination of their authorities, objectives, and payment for their service;

3.6.24.     reviewing and approval of Work Program, Program of Works, Budget and Development Plan;

3.6.25.     other matters outside exclusive competence of General Meeting of Shareholders as envisaged by the Law on Joint Stock Companies and Charter of the Company.

(B)   Matters, referred to the exclusive competence of the Board of Directors of the Company can not be transferred to the executive body of the Company for decision-making.

3.7. Election of the Board of Directors of the Company

(A)  Members of the Board of Directors of the Company are elected by annual general meeting of Shareholders and re-elected by general meeting in case of early termination of the authorities of the members of the Board of Directors elected before in the order provided for in the Law on Joint Stock Companies and Charter of the Company.

(B)   A legal entity may not be a member of the Board of Directors.

(C)   Members of the management of the Company with the exception of its President may not be members of the Board of Directors. A person individually performing functions of the executive body and Chairman of the Management may not be at the same time Chairman of the Board of Directors of the Company.

(D)    Members of the Board of Directors are elected by cumulative voting. A Shareholder has the right to give his voting Shares for one candidate or distribute them among several candidates to the members of the Board of Directors. The candidates who receive the highest number of votes are considered to be elected to the Board of Directors.

3.8. Term of office of a member of the Board of Directors

(A)   The persons elected to the Board of Directors may be re-elected unlimited number of times if this complies with the acting law and unless provided otherwise by Charter of the Company.

(B)   According to a decision made by General Meeting of Shareholders, authorities of any (and all) member of the Board of Directors may be terminated ahead of time on any grounds. If members of the Board of Directors were elected by cumulative voting then General Meeting of Shareholders may make the decision on early termination of authorities only in relation to all members of the Board of Directors.

(C)   Term of authorities of the preceding member of the Board of Directors expires at the time of conducting of General Meeting of Shareholders where election of a new member of the Board of Directors takes place. Notwithstanding the term of authorities of the member of the Board of Directors is expired the latter continues to fulfil his functions until a new member of the Board of Directors assumes office or until number of members of the Board of Directors is reduced.

(D)   A member of the Board of Directors to be elected to take a vacant position is elected for the remaining time of office of his predecessor

3.9. Termination of authority of Member of the Board of Ditectors

(A)   Termination of authority of a member of the Board of Directors of the Company on his own initiative may be effected at any time by written notification sent to the Board of Directors.

(B)   Authority of a member of the Board of Directors is considered to be terminated from the time of receipt of the notification by the Board of Directors, if the latter provides no specific time that shall not be more than six months to be approved by the majority of votes of the members of the Board of Directors.

3.10. Chairman of the Board of Directors

(A)  Chairman of the Board of Directors of the Company is elected from the members of the Board by majority of secret votes.

(B)   The Board of Directors has the right to elect a new chairman at any time by majority of votes.

(C)   Chairman organizes functioning of the Board of Directors, calls meetings of the Board and acts in the chair, provides for keeping written records in the order established by the Law of the Republic of Kazakhstan and Charter of the Company, however, his vote is not a casting one when making decisions by the Board of Directors.

(D)   In absence of Chairman of the Board of Directors, his functions are executed by one of the members of the Board of Directors as agreed by the Board.

3.11. Calling of a Meeting of the Board of Directors

(A)   A meeting of the Board of Directors is called by the Chairman of the Board on his own initiative, on demand of any member of the Board of Directors, by Auditing commission (controller) of the Company or by independent Auditor of the Company, by Management of the Company as well as by a Shareholder of the Company having 50% or more Percentage Interest, at any time upon obligatory written notification to the members of the Board of Directors prior to 10 (ten) Days of the forthcoming meeting.

(B)   Such notification should have the date, time, place and agenda of the meeting, however, if the issue that requires a decision-making arises later than 10 days, then such notification can be sent later with designation of reason of delay in post.

(C)   Any Party may add matters to an agenda for the meeting of the Board of Directors by giving similar thereof prior to 5 (five) days of the meeting to which the agenda pertains.

(D)   A member of the Board of Directors has to notify the Chairman of the Board or his substitute beforehand if he is unable for some reason or other to take part in the forthcoming meeting.

(E)    No decision shall be taken at the meeting on any matter not listed on the agenda for that meeting unless at least one Director present at the meeting of the Board of Directors elected by a Shareholder of each class of Shares agrees to consider such non-agenda matters.

(F)    Whenever notice is required to be given as provided in Section 3.11 (A), a written waiver of that notice, signed by the Person entitled to the notice (whether before or after the time stated in the notice) shall be deemed equivalent to having received timely notice.  Attendance at a meeting shall also be deemed waiver of notice of that matter, unless the express purpose of such attendance is to object, at the beginning of the meeting, to the transaction of any business because the meeting is not properly called or convened.

(G)   Procedure of and conducting of the meeting of the Board is determined by the Charter or by internal papers of the Company.

3.12. The Meeting of the Board of Directors

(A)   Quorum for a meeting of the Board of Directors is specified by Charter of the Company but it shall not be less than half the number of the elected members of the Board. If the number of the members of the Board becomes less than provided by the Charter then an extraordinary meeting of the Shareholders shall be called for election new members of the Board. The remaining members of the Board have the right to make decisions only on calling such an extraordinary General Meeting of the Shareholders of the Company.

(B)   Within the given period of time, the Board of Directors has the right to make decisions on the extraordinary matters specified by the Charter with their subsequent approval by the General Meeting of Shareholders. If the General Meeting of Shareholders does not agree with the decision made by the Board of Directors on extraordinary matters then such a decision is deemed to be invalid.

(C)   Decisions of the meeting of the Board of Directors are taken by majority of votes of the present members of the Board unless provided otherwise by the Charter. In making decisions each member of the Board has one vote.

(D)   Transfer of the votes from one member of the Board to the other member of the Board is not allowed.

3.13. Decision-making without a Meeting of the Board of Directors

Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if all of the Directors consent thereto in writing, setting forth the action taken, and the writing or writings are filed with the minutes of the meetings of the Board of Directors.

3.14. Place of Meeting of the Board of Directors

All meetings of the Board of Directors shall be conducted in the Operator’s office in Almaty, Republik of Kazakhstan, or elsewhere as all Directors may agree.

3.15. Minutes of the Board of Directors

(A)    At all meetings of the Board of Directors, Chairman of the Management  (President) shall prepare a written record of the proceedings and coordinate all matters incidental to the conduct of the matters at such meeting.

(B)    Chairman of the Management  (President) shall provide each Director with copies of the minutes of each Board of Directors meeting within Three (3) Days after the end of the meeting, signed by the person in the chair and the secretary.

(C)    The minutes of the meeting show:

3.15.1. full name and place of Joint Stock Company;

3.15.2. place and date of the meeting;

3.15.3. people present at the meeting;

3.15.4. agenda of the meeting;

3.15.5. voting matters and vote results;

3.15.6. decisions taken.

(D)    Each Director shall have Fifteen (15) Days after receipt of such minutes to give notice of its objections to the minutes to the Chairman of the Management (President).  A failure to give notice specifying objection to such minutes within the Fifteen (15) Day period shall be deemed to be approval of such minutes.

3.16.  Functions of the Board of Directors

The Board of Directors shall manage the business and affairs of the Company consistent with the terms and conditions of this Agreement, including, without limitation, establishing the overall policies and procedures of the Company therefor, declaration of dividends and other distributions by the Company and the prosecution and defense of litigation.

3.17.  Sale of Shares

When, as provided for in Article 11, a Shareholder transfers Shares, it shall, (either at the request of the Company or the assignee of those Shares and at its own expense and without any right of compensation for such termination of any Director) take all actions as may be within its power to cause the resignation or removal of the Director appointed by such Shareholder as provided in Section 3.5. that had been elected by the transferor as owner of the transferred Shares.

3.18.  Replacement Director

A replacement Director may be appointed by the transferee of Shares and the remaining Shareholders shall take all action as may be within their power to cause such individual to be elected.

3.19.  Officers of Company

(A)  The officers of the Company shall be elected by Approval of the Board.

(B)   An officer need not be a member of the Board of Directors.

(C)   Directors, officers and employees of the Company may continue to be directors, officers and employees of a Shareholder and its Affiliates.

3.20. Committees

The President may form various committees to administer certain functions and the Board of Directors shall approve their members, authorities, objectives and service payment. The Committees are established to develop a program or programs of the actions connected with the implementation of the Program of Works including determination of the types and range of the equipment to be purchased and specific actions to be taken by the Operator Such committees shall report to the President and the Board of Directors and shall only act in an advisory capacity.

3.21.  Structure of Committees

(A)   Number of members of each Committee shall be determined by the President and approved by the Board of Directors.

(B)   Each Committee shall include the member of the Management of the Company in charge of the actions to be taken by the Committee. The Committees employ experts highly-qualified in the field assigned to the Committee.

(C)   According to the results of the activities taken by the Committees the latter submit their opinion to the Board of Directors.

(D)   All members of the Committees will have equal rights. If their opinions differ, each member of the Committee submits his individual opinion in the form acceptable for the President and the Board of Directors.

(E)    The Committees are formed for a specific period of time to deal with the problems set by the President and by the Board of Directors.

3.22.       Competence of Executive Body of the Company

Within competence of the Executive Body of the Company are all matters of provision for business activities of the Company not relating to exclusive competence of General Meeting and Board of Directors as determined by the Law on Joint Stock Companies, Charter of the Company or other regulations and legal documents approved by General Meeting and Board of Directors.

3.23. Management Activity

(A)  Management is elected by the Board of Directors as determined by Charter of the Company.

(B)   The Board of Directors elects chairman of the Management unless the Charter of the Company provides for the election of the Chaiman by the members of the Management.

(C)   Order and procedure for business activity of the Management and decision-making are determined in the Charter of the Company.

(D)  Management of the Company shall consist of four members with two representatives from each Shareholder.

(E)   Chairman of the Management (President) shall be a representative of TME and Vice-President on Finance shall be a representative of KSP entitled to sign all payment documents and contracts.

(F)   Any payment, transaction, issue of guarantees and bills, acquisition or sale of any assets of the Company shall be effected at least with two signatures available those of the Chairman of Management (President) of the Company and Vice-President on Finance. The said order must be reflected in the Charter of the Company. Violation of the said provision shall make any transaction or deal invalid.Responsibility for the actions of an officer who violates the order specified in this Clause shall be taken by the Party represented by the officer or who proposed to appoint the officer as Chairman of the Management (President) of the Company or Vice-President on Finance, and the Company has the right to claim compensation for losses caused by such actions of the Chairman of Management (President) or Vice-President on Finance of the Company.

3.24.       General principles of management of the Company

All bodies of administration and management of the Company shall function to achieve the best results in the commercial activities of the Company. If any Shareholder caused substantial damage for the Company by his action or inaction then Company may have recource to the law in order to exclude such a shareholder from the Shareholders of the Company. The shares of this Shareholder shall be bought out by the Company at the price determined by the Court on the basis of value of the net assets of the Company to the total number of the issued Shares.

ARTICLE 4

CONFIDENTIALITY

4.1.         Confidential Information

(A) The Shareholders agree that all Proprietary Data is subject to the terms and conditions on confidentiality contained in the License and the Exploration Contract.  Subject to the provisions of the License, the Exploration Contract and Clause 4.1(B) hereof, each Shareholder shall at all times have access to and shall be entitled to obtain copies at their cost of the Proprietary Data or any interpretation developed there from by or for the Company.

(B) No Shareholder or any of its Affiliates shall be entitled to publish or disclose to any third party any Proprietary Data obtained by such Shareholder or any of its Affiliates from the Company which is the property of or was generated within the Company, except:

4.1.1.    to an Affiliate, provided such Affiliate maintains confidentiality as provided in this Article;

4.1.2.    to the Government as required by the License and the Exploration Contract;

4.1.3.    to the extent such data and information is required to be furnished in compliance with any applicable laws or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

4.1.4.    to potential contractors, consultants and professionals retained by any Party where disclosure of such data or information is essential to such contractors’, consultants’ or professionals work;

4.1.5.    to a bona fide prospective transferee of a Party’s Shares (including any entity with whom a Party is conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s shares);

4.1.6.    to a bank or other financial institution to the extent appropriate for a Party arranging for funding for its obligations under this Agreement;

4.1.7.    to the extent such data and information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Shareholder or an Affiliate;

4.1.8.    to its respective employees, subject to each Party taking customary precautions to ensure such data and information is kept confidential; or

4.1.9.    if any such data or information which, through no fault of a Party, becomes a part of the public domain.

(C)    Disclosure pursuant to Clauses 4.1.4 to 4.1.6, inclusive, shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the data and information confidential except for the express purpose for which disclosure is to be made.

4.2.         Right to Information

The Company shall obtain and send to Shareholders reports and information generated by or for the Company as reasonably requested by any Shareholder.  Any Shareholder may request at its cost duplicate Minute Books of the Company.

4.3.         Press Releases

(A)    The Operator appointed in accordance with Article 5 shall be responsible for the preparation and release of all public announcements and statements regarding this Agreement, Joint Operations and Sole Risk Operations; provided that, no public announcement or statement shall be issued or made unless prior to its release the Approval of the Board has been obtained.

(B)    Where a public announcement or statement becomes necessary or desirable because of danger to or loss of life, damage to property or to the environment, the Operator is authorized to issue and make such announcement or statement without prior Approval of the Board, but shall promptly furnish all the Shareholders with a copy of such announcement or statement.

(C)    No press release or other public announcement (other than those necessary to comply with any Legal Requirements) respecting any aspect of Joint Operations, Sole Risk Operations or the Company shall be made by any Shareholder or its Affiliates without first obtaining Approval of the Operator or the Board.

ARTICLE 5-
IMPLEMENTATION OF THE AGREEMENT

5.1. Certain Shareholder Covenants

(A)    In order to accomplish and give effect to this Agreement, each Shareholder covenants and agrees to vote the Shares it owns, or to cause them to be voted, in accordance with the terms and provisions of this Agreement and Exploration Contract.

(B)    Each Shareholder covenants and agrees that it will at all times vote and act, and in all respects, take all such steps as may be reasonably within its power, and use its best endeavours to cause the Company to act in accordance with the provisions of this Agreement and Exploration Contract, including the entering into agreements by the

Company with one or more of the Parties or other Persons; provided, however, that nothing in this Clause 4.1.(B) shall be so construed as to prevent, restrict or in any way interfere with the rights, duties or obligations of the Company contained in any agreement to which the Company is a party on the effective date of this Agreement.

(C)   Shareholders shall have responsibility proportionally to their Percentage Interest and guarantee for the Operator and his consultants, agents, employees, officers and Directors (Creditors of the Contract of indemnity) compensation of any and all costs and expenses (including reasonable fees for lawyers) and financial liabilities resulting from any claims, demands and requirements submitted by himself or on behalf of any person or entity in connection with any damage or loss inflicted to property or environment or in connection with bodily injury, illness or death of any person if such damages, losses,illness or death were the result or connected with any action or inaction by the Creditors of the Contract of indemnity or by any of them in the process of implementation or in connection with Operations whatever the cause of the damage, loss, bodily injuries or illness are, and even if the cause was traced to any previously existed faults, negligence (either individual, collective or parallel), objective responsibility or other legal infringement of Operator (or any Affiliated Person); provided that if Gross Negligence and/or Intentional Illigal Action of Operator leads directly to the damage, loss, bodily injuries or death then Operator incurs all such costs, expenses and financial liabilities.

(D)   Notwithstanding the above-said, under no circumstances Creditors of the Contract of indemnity (with the exception of those acting as Shareholder according to this Agreement) incur any costs, expenses and financial liabilities for any indirect environmental damage or loss included but not limited to damages or losses arising from suspension of business activity, disturbance of a productive bed or formation, failure to extract oil, lost profit, pollution control and rehabilitation of the environment.

5.2. Company Covenants

(A)    The Company consents to the terms of this Agreement and covenants with each of the Shareholders that it will be governed by this Agreement during its term in carrying out its business and affairs, and shall give or cause to be given such notices, execute or cause to be executed such deeds, transfers and documents and do or cause to be done all such acts, matters and things as may, from time to time, be necessary or conducive to the carrying out of the terms and intent of this Agreement.

(B)    Without limiting the generality of the foregoing, the Company covenants and agrees that it will adopt and follow the Generally Accepted Accounting Procedures.

5.3. Unanimous Shareholders’ Agreement

The Parties agree that this Agreement is intended to have the effect of a unanimous shareholders’ agreement such that at all times all Shareholders are to be bound by the provisions of this Agreement.  No Shareholder shall grant any Person the right to acquire any interest in any Shares unless such Person first agrees to become a Party upon acquisition of such Shares.

5.4. Financing Funds of the Company

(A)  Financing funds of the Company are provided by Shareholders or by Company itself by issuing bonds or raising a loan.

(B)   Initial obligations:

5.4.1. KSP arranges a US$20,000,000 (twenty) million dollars loan for the Company for 3(three) years.

5.4.2. KSP arranges a US$30,000,000 (thirty) million dollars loan for the Company.

(C)   Further financing for Oil-field Development work is provided from the funds and assets owned by the Company.

(D)   Until the Work Program is fulfilled, and oil production volume and the quantity of the oil produced will not be enough for the Company to attain the self-repayment stage the dividends shall not be distributed for the Shareholders.

(E)   As decided by Shareholders, Company may issue bonds in order to attract additional funds to finance Oil-Field Development Work.

ARTICLE 6
OPERATOR

6.1          Operator

The Company acts hereby as the Operator represented by its executive body and shall continue to serve as the Operator unless Shareholders decide to appoint another company to be the Operator.

6.2          Resignation

The Operator may at any time resign as the Operator hereunder by forwarding at least ninety (90) Days’ written notice to such effect to the Board of Directors.  Such resignation to become effective in accordance with Clause 5.4 hereof,

6.3          Removal of Operator

The Operator may be removed by a decision of the General Meeting of Shareholders.

6.4          Effective Date of Removal/Resignation

(A)          Resignation or removal of the Operator shall be effective ninety (90) Days after the forwarding of the notice of resignation or sixty (60) Days after the date upon which both the Operator’s removal and its replacement by the new Operator are approved by the Government, or such earlier date after approval by the Government as the new Operator shall prefer.

(B)           Upon the effective date, the new Operator shall undertake all duties, rights and authority prescribed herein for the Operator.

(C)           After either the resignation or removal of the Operator, as herein provided, the Board of Directors shall immediately arrange the conduct of an audit and an inventory of the equipment, materials and supplies acquired by the Operator for and on behalf of the Company.

(D)          By the effective date of the resignation or removal of the Operator, the Operator shall have delivered to the replacement Operator all Company books, records, equipment, materials, supplies, and other assets then in its custody as the Operator and shall have accounted for that portion it was unable to deliver.  The Operator shall also deliver to the replacement Operator any and all rock and fluid samples, log surveys, seismic data records and all other data that came into its possession in its capacity as the Operator.

(E)           On the effective date of resignation or removal, the previous Operator shall be released and discharged from all further obligations, rights and liabilities as the Operator but without prejudice to the obligations, rights and liabilities of the Company or the Shareholders accrued prior to the effective day of such resignation or removal.

6.5          Conduct of Operations

(A)          In accordance with the approved Work Program and Budget and subject to whatever instructions, supervision and direction of the Board of Directors, the Operator shall have the exclusive charge of and conduct all Joint Operations and Sole Risk Operations under this Agreement.

(B)           All such Joint Operations and Sole Risk Operations hereunder shall be conducted by the Operator or by its duly authorized agents or by independent contractors engaged by it.

6.6          Selection of Employees

(A)          Subject to the License, the Exploration Contract and this Agreement, a number of employees, selection of such employees, working hours and compensation to all employees in connection with the Joint Operations and the Sole Risk Operations hereunder shall be determined by the Operator.

(B)           The Operator shall employ only such employees, agents and contractors as are reasonably required in conducting the Joint Operations and the Sole Risk Operations hereunder.

(C)           All employees or contractors used or employed to conduct operations hereunder shall be the employees or contractors of the Operator.

6.7          Responsibilities of Operator

In conducting the Joint Operations and the Sole Risk Operations, the Operator shall:

6.7.1        endeavor to diligently conduct all activities in accordance with practices generally followed at the international petroleum industry, to conform to good and prudent oil field and engineering practices in the Deposit and accepted conservation principles generally followed by the international petroleum industry under similar circumstances, and to perform such operations in an efficient and economic manner and in compliance with provisions of the License, the Exploration Contract and this Agreement and subject to all applicable laws and regulations;

6.7.2        proceed with due diligence to acquire for the Company any and all permits, rights to use land and all other rights that may be required for or in connection with the conduct of the Joint Operations and the Sole Risk Operations;

6.7.3        permit representatives of any Shareholder to have full access to the area, the subject matter of the License and the Exploration Contract, at all reasonable times with the right to observe any and all activities being conducted and to inspect all Company materials, equipment, technical data and other property including rock and fluid samples; all observations and inspections by Shareholder representatives shall be at the sole risk and expense of such Shareholder;

6.7.4        maintain the License and the Exploration Contract in full force and effect.  In this respect, the Operator shall promptly pay and discharge all liabilities and expenses incurred in connection with the Joint Operations and the Sole Risk Operations and take all reasonable efforts to keep and maintain the Company assets free from all liens, pledges and encumbrances arising therefrom;

6.7.5        pay to the Government Authority, within the periods and in the manner prescribed by the License, the Exploration Contract, in accordance with all applicable laws and regulations, and also Taxes, fees and other payments pertaining to the Joint Operations and the Sole Risk Operations, but excluding any taxes measured by the incomes of the individual Shareholders;

6.7.6        have, in accordance with the decisions of the Board of Directors, the exclusive right and obligation to represent the Company in all dealings with the Governmental Authorities, in respect of matters arising under the License and the Exploration Contract.  The Operator shall immediately notify the Board of Directors of any such meetings called to consider significant matters.  Each Shareholder shall be entitled to have representatives attend such meetings if he/she deems it necessary but such representatives will not be allowed to participate therein;

6.7.7        take all necessary and proper measures for protection of life, health, environment and property in the case of an emergency; provided, however, that the Operator shall immediately notify the Board of Directors of the details of such an emergency and measures taken;

6.7.8        prepare and furnish the Company and the Governmental Authorities (as may be required) the following listed data, information and reports as they are produced or compiled:

6.7.8.1     a copy of all electrical logs or surveys;

6.7.8.2     a copy of daily drilling progress reports, including a statement of cumulative costs incurred to date;

6.7.8.3     a copy of all drill stem tests and core analysis reports;

6.7.8.4     a copy of all plugging reports in the event any well is completed as a dry hole or is otherwise abandoned;

6.7.8.5     a copy of the final geological record and the time drilling record on all wells;

6.7.8.6     a copy of all geological and geophysical data, reports and maps relating to work performed by the Operator;

6.7.8.7     a copy of field and well performance reports, including reservoir studies and reserve estimates;

6.7.8.8     a copy of all reports relating to Operations furnished by the Operator to the Government Authorities;

6.7.8.9     a copy of progress and operations reports not less than once each month, including a statement of cumulative costs incurred to date;

6.7.8.10   a copy of engineering studies, development schedules and progress reports on development projects:

6.7.8.11   a copy of other reports as frequently as is justified by the activities or as instructed by the Board of Directors; and

6.7.8.12   such additional information for the Company or the Shareholders as they or any of them may request, provided that the requesting party or parties pay the costs of preparation of such information and that the preparation of such information will not unduly burden Operator’s administrative and technical personnel.

6.7.9        The Operator shall supply the Sole Risk Parties with the same data, information and reports with regard to the Sole Risk Operations; carry for the benefit of all Company and the Operator such insurance as is set forth and described in Exhibit “C” and as may be required by all applicable laws, rules or regulations of the Republic of Kazakhstan and as may be required by OJSC “Bank TuranAlem” for the period of effect of the Loan Agreement; the Operator shall promptly notify the Shareholders of the insurance to be so obtained, and if so requested, provide the Shareholders with certificates evidencing such insurance; the Operator shall be responsible for filing any claims under such insurance and collecting the resulting proceeds of settlement; such insurance shall include, if practical and obtainable, waivers of subrogation in favor of the Operator and the Shareholders; no other insurance shall be provided by the Operator unless approved by the Board;  any Shareholder may procure and maintain at its own cost and expense such other insurance as it shall determine, and any such insurance shall be solely for the benefit of such Shareholder procuring the insurance.  Any Shareholder procuring such other insurance shall arrange to have its insurers agree to waivers of subrogation in favor of all other Shareholders, the Operator and the Company;

6.7.10      require its contractors and subcontractors to carry such insurance for the benefit of the Company and the Operator, as the Operator may determine, subject to any specific instructions that the Board of Directors may prescribe;

6.7.11      use its best efforts to obtain from contractors and subcontractors adequate indemnification protecting interests of the Company and the Shareholders and to require all such contractors and subcontractors to name the Company and the Operator as additional insureds on contractor’s or subcontractor’s insurance policies or to obtain from their insurers waivers of all rights or recourse against the Operator and the Company.

6.8          Use of Operator’s Equipment

If it so desires but subject to the approval of the Board, the Operator may employ equipment of good quality that is exclusively or partially owned by the Operator or an affiliate of the Operator in the conduct of the Joint Operations and the Sole Risk Operations hereunder, provided that such equipment is suitable for the type of operation for which it is employed, the charges therefor are in accordance with the Accounting Principles, and such work is performed by the Operator under the same terms and conditions as are customary and usual in contracts with independent contractors who is doing work of a similar nature in a similar area.

ARTICLE 7
FINANCIAL ARRANGEMENTS / BUDGET

7.1          Cash Requirements

(A) Cash requirements of the Company for the Joint Operations shall be approved by the Board.  The funds necessary to satisfy cash requirements for the Joint Operations in excess of the Company’s cash flow which has not been distributed may be obtained first by return of Cash Surplus received by the Shareholders prior to declaration of dividends.  During any calendar quarter, prior to the declaration of dividends, the Shareholders shall, upon request, return amounts of such Cash Surplus as may be required to meet cash requirements of the Company.

(B) Annual Budget of the Company shall be prepared by the Operator and approved by the Board and Shareholders.  Should the Budget or revisions contemplate that additional funds, other than repayment of Cash Surplus made in accordance with Clause 6.1(A), will be required from the Shareholders for the Joint Operations, each Shareholder shall contribute, as a cash contribution, its Percentage Interest of the aggregate amount required.  Each contribution shall be made in immediately available funds.

(C) All costs and expenses of whatsoever kind that are incurred in the conduct of the Joint Operations under this Agreement shall be determined and settled in the manner provided for in the Accounting Procedures, and the Operator shall keep its records of costs and expenses in accordance with the Accounting Procedures.  In the event of conflict between this Agreement and the Accounting Procedures, the provisions of this Agreement shall prevail.

(D) Operator may commingle with its own funds in such bank accounts, but not with those of its Affiliates, the monies which it receives from or for the Joint Account pursuant to this Agreement.  Notwithstanding that monies of a Shareholder have been commingled with Operator’s funds in the Joint Account, the Operator shall account to the Shareholders for the monies of each Shareholder advanced or paid to the Operator, whether for the return of Cash Surplus or dividends.  Such monies shall be applied only to their intended use and shall in no way be deemed to be funds belonging to the Operator.  Furthermore, the Board of Directors shall have the right to require the Operator to segregate from its own funds the monies which it receives from or for the Joint Account pursuant to this Agreement.

(E) Within thirty (30) Days after the end of each month the Operator shall submit to the Board of Directors a statement of the costs and expenses incurred by it for the Company during such month as provided for in the Accounting Procedures.

(F) The books and records of the Operator pertaining to the Joint Operations under this Agreement shall be maintained in accordance with the Accounting Standards and shall be subject to periodic inspection and audit by any Shareholder.

7.2          Default

(A) If a Shareholder (“Delinquent Shareholder”) fails to repay, contribute or advance to the Company all or any portion of a repayment of Cash Surplus or a cash contribution or advance in accordance with this Clause 6.1, within thirty (30) days after the date scheduled for such repayment, contribution, or advance, the Company shall notify all Shareholders, and the other Shareholder(s) shall advance the amount of such deficiency to the Company for the account of the Delinquent Shareholder.  The amount of the deficiency due by the Delinquent Shareholder shall bear interest from the date scheduled for repayment, contribution or advance at the Prime Rate plus five (7%) percent.

(B) If non-defaulting Shareholders shall advance and pay a Delinquent Shareholder’s share in the amount of default as provided in this Article, and such Delinquent Shareholder, within thirty (30) Days after receiving written notice thereof, has not then paid the amount then due and owing by it together with all interest due thereon, as above provided, such Delinquent Shareholder shall thereby be deemed to have forfeited to the non-delinquent Shareholders (in the ratio of their Percentage Interests) which paid such Delinquent Shareholder’s share, all rights of the Delinquent Shareholder under this Agreement.  Promptly thereafter, but without limiting such forfeiture, and after being requested to do so, such Delinquent Shareholder shall execute such instruments of transfer and take such other action and steps as may be necessary or appropriate to evidence the said non-delinquent Shareholders’ ownership in the rights and interests so forfeited.

ARTICLE 8

WORK PROGRAMS AND BUDGETS

8.1          Annual Work Program

On or before the 15th of September of each year, the Operator shall deliver to the Board of Directors a proposed Work Program and Budget detailing the Joint Operations to be performed under the License and the Exploration Contract for the following Year.  On or before the 30th of September of each year, the Board of Directors shall meet to consider and to endeavor to agree on a Work Program and Budget.

8.2          Discovery

(A)   If a Discovery is made, the Chairman of the Management (President) shall, as soon as possible, submit to the Board of Directors a report containing available details concerning the Discovery and the Chairman of the Management (President)’s recommendation as to whether the Discovery merits an appraisal.  If the Board of Directors determines that the Discovery merits an appraisal, the Chairman of the Management (President) shall, within one hundred and twenty (120) days, deliver to the Board of Directors a proposed Work Program and Budget for the Appraisal of the Discovery.

(B)    Within ninety (90) Days of such delivery, or earlier if necessary to meet any applicable deadline under the License and the Exploration Contract, the Board of Directors shall meet to consider, modify and then either approve or reject the Appraisal Work Program and Budget.

(C)    If the Appraisal Work Program and Budget are approved by the Board of Directors, the Chairman of the Management (President) shall take such steps as may be required under the License and the Exploration Contract to secure approval of the Appraisal Work Program and Budget by the Government.  In the event the Government requires to amend the Appraisal Work Program and Budget, the matter shall be resubmitted to the Board of Directors for further consideration.

8.3          Included Operations

Any Work Program and Budget, which includes the following, is deemed to be approved by the Board:

an Exploration Well with drilling, deepening or sidetracking, approval for all expenditures necessary for drilling, testing and completing such Exploration Well; or

an Appraisal Well with drilling, deepening or sidetracking, approval for all expenditures necessary for drilling, testing and completing such Appraisal Well.

8.4          Development Plan

(A)       If the Board of Directors determines that a Discovery may be commercial, the Chairman of the Management (President) shall, as soon as practicable, deliver to the Board of Directors a Development Plan together with the first annual Work Program and Budget and preliminary Work Program and Budget for the remainder of the Development of the Discovery, which shall contain:

8.4.1. details of the proposed work to be undertaken, personnel required and expenditures to be incurred, including the timing of the same, on a yearly basis;

8.4.2. an estimated date for the commencement of production;

8.4.3. a delineation of the proposed development area; and

8.4.4. any other information requested by the Board of Directors.

(B)       After receipt of the Development Plan, or earlier if necessary to meet any applicable deadline under the License and the Exploration Contract, the Board of Directors shall meet to consider, modify and then either approve or reject the Development Plan and the first annual Work Program and Budget for the Development submitted by the President.

(C)       If the Development Plan is approved by the Board of Directors, the President shall, as soon as possible, deliver any notice of Commercial Discovery required under the License and the Exploration Contract and take such other steps as may be required under the License and the Exploration Contract to secure approval of the Development Plan by the Government.  In the event the Government requires to amend the Development Plan, the matter shall be resubmitted to the Board of Directors for further consideration.

(D)       If the Development Plan is approved, such work shall be incorporated into and form part of annual Work Program and Budgets, and the Operator shall, on or before September 15, of each year submit a Work Program and Budget for the development area, for the following year.  Within thirty (30) Days after such submittal, the Board of Directors shall endeavor to agree to such Work Program and Budget, including any necessary or appropriate revisions to the Work Program and Budget for the approved Development Plan.

8.5          Contents of Work Programs and Budgets

In preparing the proposed Work Program and Budgets and Development Plans contemplated in this Article 7, the Management shall consult with the Board of Directors regarding the contents of such Work Programs and Budgets and Development Plans. Each Work Program and Budget and Development Plan submitted by the Management shall contain an itemized estimate of the costs and expenditures to be made for the Joint Account during the year in question.

8.6          Authorities for Expenditure (AFE)

Prior to incurring any commitment or expenditure which is estimated to be in excess of Two Hundred Thousand Dollars ($200,000), the Operator shall send to each Shareholder the Operator’s best estimate, containing AFE, of the total funds required to carry out such work, the estimated timing of expenditures, and any other necessary information.

8.7          Informational AFE’s

All AFE’s shall be for information purposes only and, provided the work and the funds to be expended therefor are authorized in the current Work Program and Budget, the Operator shall not be required to obtain an approval for such AFE prior to the commencement of work.

8.8          Overexpenditures of Work Programs and Budgets

(A)       For expenditures of an approved Work Program and Budget, the Operator shall be entitled to incur, without furnishing a supplemental AFE, an overexpenditure up to ten percent (10%) of the authorized amount.  In the case that the Operator is certain that the limits specified in this Clause will be exceed, the Operator shall furnish a supplemental AFE for the estimated overexpenditures to the Board of Directors for its approval including details of such overexpenditures.  The Operator shall promptly give notice of the amounts of overexpenditures actually incurred.

(B)       The Operator shall also be authorized to exceed the expenditure limits contained in an approved Work Program and Budget whenever necessary for protection of life, health, environment and property as a result of an emergency.  The Operator shall promptly notify the Board of Directors of the details of such emergency and actions taken and costs and expenses incurred.

ARTICLE 9
SOLE RISK WHEN APPROVAL OF THE BOARD HAS NOT BEEN OBTAINED

9.1          Eligible Projects

(A)    If approval of the Board is not obtained to proceed with an Eligible Project, a Proposing Party may then notify all other Shareholders that it intends to have the Eligible Project performed at its sole risk.  If all of the other Shareholders reply that they wish their Director or Directors vote to be recast to approve the proposal for the Eligible Project, and those votes are so recast, the Eligible Project shall proceed as part of Joint Operations.  If any Shareholder replies that it does not wish its Director or Directors to approve the Eligible Project or fails to respond to the Proposing Party’s notice within fourteen(14) Days (or two (2) Days, if there is a drilling rig on location), the Proposing Party and any other Shareholder whose Director or Directors voted to participate in the Eligible Project may each, at their election, and subject to Clause 9.5 undertake the Eligible Project as a Sole Risk Operation in accordance with the following provisions:

9.1.1.       The Sole Risk Party shall furnish all Sole Risk Costs by one or more Sole Risk Advances.  Sole Risk Costs shall be covered at the expense of the profit made by the Company from sale of such Eligible Project in the proportion of one to three, i.e. the Proposing Party will get three dollars of profit made from sale of such Eligible Project for each invested dollar of the Sole Risk Costs. All profit remained from operating the Eligible Project shall be the Company’s property.Moreover, reimbursement amounts of Sole Risk Expenses of the Proposing Party shall not be subject to any taxes, duties and etc. that may decrease the reimbursement amount of Sole Risk Expenses of the Proposing Party.

9.1.2.       Performance of Sole Risk Operation shall not be a reason for violating delivery of the work program or annual work program approved by the Company with the Governmental Authority.

9.1.3.       To perform Sole Risk Operations the Sole Risk Operation Party shall, if required, aside from financing the Sole Risk Operations, provide the Operator with the equipment other than the equipment used by the Operator to deliver the annual work program.

9.1.4.       If the Sole Risk Operation is abandoned or is not diligently pursued, or if no Commercial Discovery results from the Sole Risk Operation, the Sole Risk Costs shall be reimbursed at the expense of the Proposing Party. Besides, the Proposing Party shall defray all direct costs of the Company incurred by the Company as a result of implementation of Eligible Project.

9.1.5.       If a Commercial Discovery results from a Sole Risk Operation for the Eligible Project and the Development of same is approved by the Board, and if all Non-Consenting Parties elect to have the Sole Risk Operation for the Eligible Project carried out as part of Joint Operations, the Sole Risk Advance will be repaid out of the funds generated by the Joint Operations of the Company, with the timing of that repayment being as Approved by the Board.  But if a Sole Risk Exploration is pursued as a result of the Sole Risk Operation for the Eligible Project, the Sole Risk Advance will be repaid exclusively from the funds generated by the Sole Risk Exploration, and the timing of such repayment shall be determined by the Sole Risk Party.

9.1.6.       At any time before the decision by the Board to declare a Discovery resulting from a Sole Risk Operation, a Commercial Discovery, all Non-Consenting Parties may elect to have that Sole Risk Operation carried out as part of Joint Operations.  That election shall be made by all Non-Consenting Parties giving written notice to the Sole Risk Party and agreeing to pay the Sole Risk Payment provided for in Clause 9.1.8. As soon as such notice is sent, that Sole Risk Operation shall be conducted as part of Joint Operations.

9.1.7.       When a Non-Consenting Party elects to participate as a Sole Risk Party in a Sole Risk Operation, it becomes responsible for its proportional share of all Sole Risk Costs incurred after that election.

9.1.8.       Each Non-Consenting Party electing to participate in a Sole Risk Operation, either as part of Joint Operations or as a Sole Risk Operation, shall make a Sole Risk Payment to the Company, as a contribution to the Company.  The amount of the Sole Risk Payment, which shall be calculated by the Sole Risk Party, will comprise an amount that is three times more than the total amount of the Sole Risk Costs of the Proposing Party, that have been incurred prior to the date of the Non-Consenting Party’s election to participate.

9.1.9.       A Sole Risk Payment is made without prejudice to the Non-Consenting Party’s right to audit, as provided in Clause 10.5, and to dispute the calculated amount of the Sole Risk Payment with the Sole Risk Party and the obligation of both of them to meet in good faith to resolve any such dispute.

9.1.10.     A Non-Consenting Party that fails to make the Sole Risk Payment shall be deemed to have irrevocably withdrawn its election to participate in the Sole Risk Operation.

9.2          Indemnity

(A)    Each Sole Risk Operation, whether for an Eligible Project or for Sole Risk Development, shall be carried out at the exclusive risks of the Sole Risk Party conducting it.

(B)     Neither the Company nor any Non-Consenting Party shall bear any liability to any Party or to any other Person for any action, suit, claim, demand liability, loss, tax, cost or expense, arising out of any Sole Risk Operation.

(C)     The Sole Risk Party agrees to indemnify and hold harmless the Company and all Non-Consenting Parties and their Affiliates from any and all actions, suits, claims, demands, liabilities, losses, taxes, costs or expenses arising out of its Sole Risk Operation.

9.3. Separate Records

The Company shall maintain separate books, records and accounts for Sole Risk Costs, as appropriate, which will provide: (i) the basis for all cash to be furnished by the Sole Risk Party to the Company to fund a Sole Risk Operation, and (ii) a determination of Net Profits and Cash Surplus associated with the Sole Risk Operation available for distribution to the Sole Risk Party in accordance with Clause 9.1(C).

9.4. Interference with Joint Operations

No Sole Risk Operation shall be carried out which would interfere with existing Operations or any prior Sole Risk Operation, or any planned fulfilment of obligations under the License and Exploration Contract.  No Sole Risk Operation conducted by a Sole Risk Party comprising more than one Shareholder shall be commenced until the Sole Risk Party has submitted to the Board of Directors, and Approval of the Board (which shall not be unreasonably delayed or withheld) has been given to binding procedures for decision making within the Sole Risk Party.

9.5.         Time Period for Commencement

A Sole Risk Operation for the Eligible Project must commence within seventy-five (75) Days after the Proposing Party’s notice, and a Sole Risk Development must commence within one hundred eighty (180) Days after the Proposing Party’s notice.  However, if the Sole Risk Party is unable to conduct a Sole Risk Operation due to force majeure, conflicts with operations, the respective periods set forth in the preceding sentence shall be extended for a period not to exceed an additional seventy-five (75) Days or one hundred eighty (180) Days, as the case may be, unless such extension results in interruption of delivery of the Work Program by the Company.

9.6.         Lapse

If a Sole Risk Operation is not commenced within the period specified in Clause 9.5, the right to commence it shall lapse.  The Eligible Project or Sole Risk Exploration that was the subject of the Sole Risk Operation shall again be subject to the requirements of this Article 9.

9.7. Operatorship

Operator’s rights and obligations with respect to the conduct of Joint Operations hereunder shall apply to all Sole Risk Operations, mutatis mutandis.  If Sole Risk Party does not include Operator, such Sole Risk Party may replace Operator with respect to a Sole Risk Development as contemplated herein.

9.8. Board of Directors

For purposes of Sole Risk Operations, the Board of Directors shall be deemed to include only those Directors appointed by the Sole Risk Parties.  Directors representing Non-consenting Parties shall have no power or authority with respect to Sole Risk Operations and the provisions of this Agreement shall apply to the activities of the Directors representing the Sole Risk Parties, mutatis mutandis.

ARTICLE 10

DISTRIBUTION OF CASH SURPLUS

10.1.       Distribution of Cash Surplus

(A)    The Company shall retain such of its cash as may be reasonably necessary for the financial needs of the Company, its contractual commitments (including payments required by this Agreement) and to meet Legal Requirements.  The Parties agree to distribute Cash Surplus between the Shareholders in accordance with the Law on Joint-Stock Companies and Charter of the Company.

(B)    By reason of ownership of Shares, a Shareholder shall share in Net Profits or Net Losses of the Company and in the surplus, if any, in accordance with its Percentage Interest, except as otherwise provided elsewhere in this Agreement.

(D)    If the Sole Risk Party receiving any distribution of cash surplus comprises more than one Shareholder, that distribution shall be proportional to its Percentage interest at the appropriate time except for all costs of the Sole Risk Party to be paid to the Proposing Party in proportion of one to three i.e. for one dollar of costs the Sole Risk Party receives 3 USD.

ARTICLE 11

BANK ACCOUNTS, REPORTS, AUDIT AND TAX STATUS

11.1. Fiscal Year

The fiscal year of the Company shall be an annual period ending on the date Approved by the Board.

11.2. Accounts

The Board shall provide for detailed, full, accurate and itemized accounts and records of the Company to be prepared and maintained.  The Company accounts shall be maintained at such place or places as Approved by the Board, and shall be maintained on the accrual basis in accordance with Generally Accepted Accounting Principles and kept in Dollars.

11.3. Bank Accounts and Use of Funds

The funds of the Company shall be kept in the name of the Company in one or more separate bank accounts with banks or trust companies or investments as Approved by the Board.  Withdrawals from such accounts or investments shall be made by the persons approved by the Board, Chairman of Management with payment documents signed by his First Deputy on financial matters.

11.4. Auditors

The auditors of the Company shall be Approved by the Board.  The Company’s auditors shall have access to all books of account, records, cheques, vouchers, papers and documents which relate to the Company’s business.  The remuneration of the appointed auditors shall be Approved by the Board.

11.5. Audits

Any Shareholder, upon at least thirty (30) Days’ advance notice to the Company, shall have the right, at all reasonable times during usual business hours and at its sole expense, to examine and conduct internal audits of all or any portion of the Company’s accounts, including, without limiting the generality of the foregoing and subject to confidentiality restrictions, records, invoices and the contracts and agreements of the Company.  This right may be exercised by any of such Shareholder’s agents, employees or representatives.  All Shareholders shall be entitled to participate in any such audit with a reasonable number of their own representatives.  Each Shareholder participating in any such audit shall be entitled to determine its own scope of audit.  Unless otherwise Approved by the Board, the audit right contained in this Clause 10.5 may be performed only once for any given Year, within twenty-four months following the end of that Year.  If no audit is conducted within that twenty-four (24) months, all matters in respect of such Year shall be deemed to be true and correct.

11.6.       Tax Status, Allocations and Reports

(A)    The Company shall file, on a timely basis, and store all Tax returns and statements, if any, which must be filed on behalf of the Company with any taxing authority having jurisdiction over the business of the Company.

(B)    The Company shall make such elections and take such actions as may be reasonable and necessary on behalf of the Company to obtain beneficial tax treatment for the Company under Legal Requirements.

(C)    Each of the Parties agrees to join in the execution of such documents and elections as may be required in this connection.

ARTICLE 12
TRANSFER OF SHARES

12.1        Transfer

(A)    To effect a transfer of its Shares, or any portion thereof, to a non-Affiliate, a transferee shall first obtain the Approval of the Board.  Upon receipt of such approval, the transferee shall execute and deliver to the non-transferring Shareholders an instrument by which it agrees to be bound by all provisions of this Agreement, as if it is substituted for the transferring Shareholder as to the Shares transferred (including, but not limited to) the repayment of Cash Surplus pursuant to Article 9 and the transferor shall repay all deficiency advances made to it under Clause 6.2(A) and discharge all its obligations as a Delinquent Shareholder.  Upon the execution and delivery of such instrument, repayment and discharge, the transferee shall, subject to the Legal Requirements, become a Shareholder in the place of the transferor as to the Shares transferred and shall have all the rights, power, duties and obligations as to the Shares transferred by the transferor under this Agreement.  The transferor shall then cease to be a Shareholder as to those Shares and shall have no further rights, powers, duties and obligations under this Agreement in regards to such Shares; provided, however, that the transferor shall remain liable under all of its indemnities to the Company under this Agreement as if it had continued to own the Shares being transferred.

(B)    The Shareholders agree to cause the Company, and the Company agrees, to be bound by the terms of this Article 11, to comply with any obligations this Article imposes upon it, and to not register any transfer of Shares, unless this Agreement has been fully complied with.

(C)    Upon execution and delivery of the instrument referred to in Clause 11.1(A) and fulfilment of all other requirements of this Article, any Shareholder who has disposed of all of its Shares shall no longer be bound by any of the provisions of this Agreement, other than the provisions dealing with confidentiality and the indemnities (including, without limitation, cash contributions in respect of those indemnities contained in this Agreement).

(D)    Any transfer tax and all other expenses appertaining to sales or transfers of interest in the case of assignment by a Shareholder to a third party, shall be the joint and several obligation of the transferor and transferee.

(E)     Any Party may transfer all or any part of its Shares to an Affiliate without the Approval of the Board, provided, however, that any Shareholder which transfers to an Affiliate shall remain responsible for the performance of the financial and other obligations under this Agreement to the same extent as if the transfer had not occurred and provided further that such Shareholder shall notify the other Shareholders, the Operator and the Company of any such transfer.

11.2.  Binding Transfer

No transfer of Shares shall be binding upon the Company or the remaining Shareholders until copies of all instruments executed and delivered pursuant to or in connection with that transfer have been delivered to the Company.

ARTICLE 12
WITHDRAWAL

12.1        Withdrawal

(A)    Any Shareholder may, at its option and by notice to the Company withdraw from this Agreement by surrendering its shares to the Company.  The Company will receive the shares as Treasury shares. The Company shall have no obligations to buy out such shares or to compensate the transferring party for the transferred shares provided that:

12.1.     Withdrawal is not prohibited under the Legislation;

12.2.     Such redemption shall not release such Shareholder from its obligations to the Company for its share of costs and expenses incurred by the Company and the Operator and those included in Work Programs and Budgets approved by the Board of Directors prior to the notice of withdrawal;

12.3.     Such Shareholder shall provide the Company with either funds or acceptable security so as to allow the Company to discharge its abandonment and reclamation obligations with respect to Operations conducted prior to effecting the withdrawal; provided that the Shareholder’s obligation to provide such funds or security shall be limited to its Percentage Interest of the estimated costs of such abandonment and reclamation.

12.2        Effect of Notice

(A)    On receipt of a Shareholder’s notice set forth in Clause 12.1 above, such Shareholder shall cease to be entitled to vote on any matter put before the Shareholders and the Shareholder’s designated representative on the Board of Directors shall tender his resignation effective as of the same date.

(B)    Upon such withdrawal, the Shareholder shall cease to be a Party to this Agreement, subject, however, to the rights and obligations that continue to apply to such withdrawing Shareholder as specified herein.

ARTICLE 13

GOVERNING LAW AND JURISDICTION

13.1        Governing Law and Jurisdiction

This Agreement shall be governed by and construed and enforced in accordance with the Laws and Regulations of the Republic of Kazakhstan.

13.2        Claims

Any and all claims and actions to the extent they are not provided for by insurance resulting from the conduct of the Joint Operations and Sole Risk Operations pursuant hereto, may be resolved amicably and settled or contested by the Operator on behalf of the Company;

provided that, however, the Operator does not pay any amount in excess of the equivalent of two hundred thousand US dollars (USD 200,000) in consideration of any claim or action, having failed to obtain a sanction of the Board of Directors. Any claim or action for the amount in excess of the equivalent of two hundred US dollars (USD 200,000) should be immediately reported to the Board of Directors, and the Operator shall comply with any instructions issued by the Board of Directors with respect to such claim or action.

13.3.       Operator’s Obligations

Except for the foregoing in this Agreement, the Operator shall not incur any costs, expenses or account liabilities resulted from fulfillment of the Operator’s responsibilities and functions.

ARTICLE 14
FORCE MAJEURE

14.1        If any Party is prevented by Force Majeure from carrying out any obligation hereunder, the obligations of the Party insofar as its obligations are affected by the Force Majeure, shall be suspended while (but only so long as) the Force Majeure continues to prevent the performance of the said obligations.  Any Party prevented from carrying out any obligation by Force Majeure shall promptly give the other Parties notice of the Force Majeure including reasonably full particulars in respect thereof.

14.2        The Party claiming suspension of its obligations as aforesaid shall promptly remedy the cause and effect of the Force Majeure described in the said notice insofar as it is reasonably able so to do; provided that the terms of settlement of any strike, lockout or other industrial disturbance shall be wholly in the discretion of the Party claiming suspension of its obligations hereunder by reason thereof and that Party shall not be required to act to meet the demands of its opponents in any strike, lockout or industrial disturbance solely to remedy promptly the Force Majeure thereby constituted.

14.3        Notwithstanding anything contained in this Article 14, lack of finances shall not be considered a Force Majeure nor shall any Force Majeure suspend any obligations for the payment of money due hereunder.

14.4        For the purposes hereof, “Force Majeure” means any one or more of the following events:

•           an act of God;

•           a war, revolution, insurrection, riot, blockade, or any other unlawful act against public order or authority;

•           a strike, lockout, or other industrial disturbances;

•           a storm, fire, flood, explosion or lightning, a governmental restraint; or

•           any other event which is not reasonably within the control of the Party hereto claiming suspension of its obligations hereunder due to Force Majeure.

ARTICLE 15
GENERAL PROVISIONS

15.1        Communications

(A)   All notices or requests provided for or permitted to be given pursuant to this Agreement (“Communications”) must be in writing or confirmed in writing and may be given or sent to the Party to be notified by telex, facsimile or first-class, registered or certified mail (postage prepaid), or by delivering it to that Party.  Communications shall be effective upon receipt.

(B)           All Communications to TME shall be to:

Transmeridian Exploration Inc.
11811 North Freeway, Suite 500
Houston, Texas  77060
Attention:              Mr. Lorrie T. Olivier, President COO
Telephone:            281.591.4777   Facsimile:  281.591.4778

(C) All Communications to Kazstroiproekt shall be to:

Kazstroiproekt, Ltd.

68 Abai Ave. Office 74

Almaty, Kazakhstan

Attention:

Telephone:

(D) All Communications to the Company shall be to:

OPEN JOINT STOCK COMPANY CASPI NEFT TME

Almaty, Kazakhstan, 67 Aitike bi Street, Office 428

Attention:                   Mr Nurzhan Kumanov

Telephone:                 7-3272-548425  Facsimile:  7-3272-548425

(E) By a communication to all other Parties, and with at least Ten (10) Days’ advance notice, a Party may from time to time and at any time specify any other address as its address.

15.2        Time of the Essence

Time shall be of the essence of this Agreement.

15.3        Binding Effect

This Agreement shall be binding upon the Shareholders and the Company and their successors and assigns.

15.4        Entire Agreement

(A)   This Agreement, together with its Exhibits, constitutes the entire agreement of the Parties with respect to its subject matter and supersedes any prior oral and written understandings and communications in respect thereof.

(B)   This Agreement inures to the benefit of and is binding upon the Parties and their respective successors and assigns according to its terms.

(C)   In the event of a conflict between the provisions of this Agreement and the Company’s Constating Documents, the provisions contained in this Agreement shall prevail and the Parties shall cause the amendment of the Company’s Constating Documents to remove such conflict.

15.5.       Amendments

This Agreement may be amended or altered by the Parties only through the duly authorized execution of a written installment expressly so stating.  No waiver by a Party of any matter, non-compliance or breach of any provision of this Agreement shall be binding, unless such waiver is made expressly and evidenced or confirmed in writing.  Any such waiver shall relate only to the matter, non-compliance or breach as expressly waived and shall not apply to a repetition thereof or any other subsequent matter, non-compliance or breach.

ARTICLE 16

NOTICES

16.1. Manner of Notices

(A)          All notices, notifications, submissions, approvals or other communications (hereafter together referred to as “notices”) which may be or are required to be given hereunder shall be in writing and shall be deemed to have been properly and effectively given and delivered to a party when delivered in person to any authorized representative of that party whose name and address shall have been notified by that party in accordance with this Article, or when sent by telex or facsimile (and confirmed by mail) to that party’s number and address as appropriate as specified hereunder.

Parties hereto may notify changes of address or additional addressees in accordance wit this Article, and upon receipt of such notice by the other party all the notices shall be sent to this or additional address for the service of notices hereunder.

16.2        Addresses

For the purposes of services of notices the respective addresses of the Company and Member are:

OPEN JOINT STOCK COMPANY CASPI NEFT TME

Republic of Kazakhstan, Almaty, 480051, Dostyk Ave, 105, “Alatau” Hotel

Attention:                  Mr. Anatole Kunevich

Telephone:                7-3272-503418  Facsimile:  7-3272-503419

Email:                         caspinefttme@se.arna.kz

TRANSMERIDIAN EXPLORATION INC.
11811 North Freeway, Suite 500
Houston, Texas  77060
Attention:              Mr. Lorrie T. Olivier, President COO
Telephone:            281.591.4777   Facsimile:  281.591.4778
Email:                    lolivier@tmei.com

KAZSTROIPROEKT TOO

68 Abai Ave. Office 74

Almaty Kazakhstan

Attention: Mrs. Serlina I.V.

Telephone:                                 Fax:

Email:

ARTICLE 17

WAIVER

No waiver by either Party of any provision of this Agreement shall be binding unless made expressly and expressly confirmed in writing. Further, any such waiver shall relate only to such matter, non-compliance or breach as it expressly relates to and shall not apply to any subsequent or other matter, non-compliance or breach.

ARTICLE 18. LANGUAGE OF AGREEMENT

This Agreement is made in two copies in Russian and English having equal legal operation. In case of conflict, Russian text of the Agreement shall prevail.

IN WITNESS WHEREOF THIS AGREEMENT has been entered into the day and year first above written.

Signed for and on behalf of TRANSMERIDIAN EXPLORATION INC.

BY:/s/	Lorrie T. Olivier

TITLE: President, CEO

DATE: February 14, 2002

Signed for and on behalf of KAZSTROIPROEKT TOO

BY:	/s/ Serlina

DATE: February 14, 2002